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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM 8-K

                                 Current Report

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                  July 18, 2002
                Date of Report (Date of earliest event reported)


                                 XL CAPITAL LTD
             (Exact name of registrant as specified in its charter)

         Cayman Islands                   1-10809                 98-0191089
(State or other jurisdiction of   (Commission file number)     (I.R.S. Employer
 incorporation or organization)                              Identification No.)

              XL House, One Bermudiana Road, Hamilton, Bermuda HM11
                    (Address of principal executive offices)

                                 (441) 292-8515
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)



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Item 5. Other events.


On July 18, 2002, XL Capital Ltd issued the press release attached as Exhibit 99(a) and incorporated by reference herein.


Item 7. Financial Statements and Exhibits.


     (c) Exhibits. The following exhibit is filed herewith:

         Exhibit No.             Description

          99(a) Press Release ("XL Capital Announces Reserve Increase For
               September 11 Claims and Certain Investment Losses") dated July 18, 2002.




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   July 18, 2002


                                 XL CAPITAL LTD


                                 By: /s/ Jerry de St. Paer
                                     ------------------------------------------
                                     Name:   Jerry de St. Paer
                                     Title:   Executive Vice President &
                                                  Chief Financial Officer



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                                                                   Exhibit 99(a)


                                                                  XL Capital Ltd
                                                                        XL House
                                                             One Bermudiana Road
                                                          Hamilton HM 11 Bermuda
                                                           Phone: (441) 292-8515
                                                             Fax: (441) 292-5280
NEWS RELEASE

IMMEDIATE

Contact:   Gavin R. Arton                               Roger R. Scotton
           Investor Relations                           Media Relations
           441-294-7104                                 441-294-7165


             XL CAPITAL ANNOUNCES RESERVE INCREASE FOR SEPTEMBER 11
                      CLAIMS AND CERTAIN INVESTMENT LOSSES


HAMILTON, BERMUDA (July 18, 2002) - XL Capital Ltd (NYSE: XL) ("XL" or the "Company") announced today that it is increasing reserves for losses relating to the attacks on the United States on September 11, 2001 by approximately $200 million in the second quarter of 2002. In addition, the Company expects to report net investment losses of approximately $120 million for the quarter ended June 30, 2002 largely due to investments in certain telecommunications companies.

Mr. Brian M. O'Hara, President and Chief Executive Officer of XL, commented:
"Despite our intensive reserve analysis immediately following September 11, the unprecedented nature of the attacks has resulted in higher losses as information has developed. We believe that increasing our reserves at this time should fully address our exposure to September 11."

The increase in the net loss reserves for September 11 claims consists of approximately $135 million of additional reserves in the Company's reinsurance segment, primarily due to higher business interruption losses and exposure to Lloyd's Central Fund, and about $65 million in the accident and health book of the Company's Lloyd's operations. The increase in reserves in the accident and health book at Lloyd's reflected that the Company's exposure ultimately included a higher concentration of victims in the World Trade Center than previously indicated.

Net investment losses in the quarter include losses in the Company's fixed income portfolio for WorldCom, Adelphia and other telecommunication companies of approximately $92 million and the writedown of the Company's investment in Mutual Risk Management of approximately $20


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million. In addition, investment losses include derivative losses and other investment losses net of realized investment gains.

"I am pleased to note that we had minimal underwriting exposure in both our insurance and reinsurance operations to the telecommunications and related industries during the quarter," Mr. O'Hara added.

Mr. O'Hara stated, "Absent the impact of these charges, we believe our second quarter results should be in line with consensus analyst estimates. I am confident that the recovery underway in the insurance and reinsurance markets is sustainable for the foreseeable future and believe that the need for higher prices is reinforced by the adverse development of recent losses and declines in the investment markets."

The Company intends to announce its second quarter results after the market close on July 30, 2002 and will host a webcast investor conference call at 10:00 a.m. Eastern Time on July 31, 2002. This webcast will be accessible via the Company's website at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of March 31, 2002, XL Capital Ltd had consolidated assets of approximately $30.7 billion and consolidated shareholders' equity of approximately $5.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. In particular, the financial forecasts, estimates and projections contained herein are unaudited, based on a preliminary review of financial, accounting and other data relating to the second quarter of 2002 and are subject to completion of the review of XL's second quarter 2002 results by its independent auditors. A non-exclusive list of other important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in XL's most recent annual report on Form 10-K and XL's other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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